UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement
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[] Definitive Proxy Statement
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Carver Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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**IMPORTANT INFORMATION ABOUT CARVER BANCORP **

Dear Carver Bancorp Stockholder:

We are sorry to bother you, but we have been endeavoring to reach you regarding Carver's upcoming Annual Meeting on October 25th and time is growing short.

The proposals you are being asked to vote upon are very important to Carver and to YOUR investment.

Should stockholders fail to approve proposals five through ten, the Series C Preferred Stock cannot convert and the dividend rate on this new capital will increase from 0% to 12%, costing Carver $6.6 million, annually. Furthermore, Carver's common stock will be delisted from The Nasdaq Global Market. These developments would negatively impact the prospects of Carver returning to profitability and thereby stockholder value.

The proposals are fully discussed in the Proxy Statement which you should have already received.

The Company urges you to vote as soon as possible by calling 1-877-749-5770

Thank you for your attention to this very important matter.